Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com

Applica Incorporated Reports 2004 Fourth-Quarter and
Year-End Financial Results

     Miramar, Florida (March 14, 2005) — Applica Incorporated (NYSE: APN) today announced that fourth-quarter sales for 2004 were $247.5 million, an increase of 18.4% from the same period in 2003. For the full year ended December 31, 2004, sales were $726.7 million, an increase of 13.4% over 2003. The increases in sales in the fourth quarter and full year periods resulted primarily from sales of new and core products under the Black & Decker® brand, partially offset by a decline in contract manufacturing sales.

     Applica reported net income for the fourth quarter of 2004 of $5.3 million, or $0.22 per diluted share, compared with a net loss of $6.5 million, or $0.27 per diluted share, for the 2003 fourth quarter. The 2004 fourth quarter included:

•	Restructuring charges of $8.3 million related to the continued downsizing of Applica’s Mexican manufacturing operations;

•	A gain of $3.4 million related to the sale of the Jerdon hotel and hospitality business; and

•	A gain of $1.3 million on the sale of the executive offices in Miami Lakes, Florida.

The fourth quarter of 2003 included:

•	A non-cash impairment charge of $7.2 million related to an intangible asset acquired as part of the acquisition of the Black & Decker household products group;

•	Expenses of $7.0 million related to the restructuring of the Mexican and Chinese manufacturing facilities;

•	Restructuring and other charges of $4.7 million related to accrued rental expenses at the Shelton, Connecticut facility, which has been closed;

•	Expenses of $2.0 million related to the early extinguishment of debt; and

•	A reversal of $4.1 million in product recall related expenses previously recorded in cost of goods sold.

     For the year, Applica reported a net loss of $133.0 million, or $5.55 per diluted share, as compared to net income of $15.2 million, or $0.63 per diluted share, for the same period last year. The year ended December 31, 2004 included the following:

•	A non-cash impairment charge of $62.8 million to goodwill;

•	Income tax expense of $57.8 million primarily related to an increase in valuation allowances against net deferred tax assets;

•	Restructuring charges of $9.2 million primarily relating to the continued downsizing of Applica’s Mexican manufacturing operations;

•	Expenses of $9.2 million related to termination benefits for certain senior officers and the termination of a consulting agreement;

•	A net gain of $3.9 million relating to the sale of the Jerdon hotel and hospitality business, the sale of the Miami Lakes, Florida executive offices and the sale of Applica’s Hong Kong based manufacturing operations.

The 2003 full year included:

•	$55.6 million of equity in the net earnings of a joint venture in which Applica owned a 50% interest;

•	A non-cash impairment charge of $7.2 million related to an intangible asset acquired as part of the acquisition of the Black & Decker household products group;

•	Expenses of $7.0 million related to the restructuring of the Mexican and Chinese manufacturing facilities;

•	Restructuring and other charges of $4.7 million related to accrued rental expenses at the Shelton, Connecticut facility, which has been closed;

•	A reversal of $4.1 million in product recall related expenses previously recorded in cost of goods sold; and

•	Expenses in an aggregate amount of $3.9 million related to the early extinguishment of debt.

     Applica’s gross profit margin decreased to 27.9% in the three-month period ended December 31, 2004 as compared to 28.6% for the same period in 2003. Gross margins in the fourth quarter of 2004 were negatively impacted by:

•	Restructuring costs relating to the continued downsizing of the Mexican manufacturing operations; and

•	Lower-than-expected sales and higher-than-expected costs for the Tide® Buzz® Ultrasonic Stain Remover.

     For the full year, the gross profit margin increased slightly to 29.0% as compared to 28.9% for the same period in 2003. Increases in the gross margin from (a) better overall product mix and (b) the movement of production of core products from our manufacturing facility in Mexico to third parties in China were offset by restructuring costs relating to the continued downsizing of the Mexican manufacturing operations.

     Harry D. Schulman, President and Chief Executive Officer stated, “We are pleased by our strong performance in the fourth quarter. We remain financially stable despite a difficult year. Management will continue to focus aggressively on improving profitability and the balance sheet. We will increase customer and product contribution margins, maximize supply chain efficiencies and deliver quality products. We expect that our efforts will position us to be profitable in 2005.”

     Applica will hold a conference call today at 11:00 a.m., Eastern Standard Time, to discuss its fourth-quarter and year-end results and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Monday, March 21, 2005, at midnight.

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates a manufacturing facility in Mexico. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding our transition from manufacturers to a company that purchases most of its products from third party sources; complications resulting from our implementation of the new ERP system; success or failure of our growth strategy; increases in cost and availability of raw materials and components; our dependence on purchases from large customers; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; our dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2004. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2004	2003
	(In thousands, except par value data)
Assets

Current Assets:
Cash and cash equivalents	$10,463	$12,735
Accounts and other receivables, less allowance of $11,711 in 2004 and $12,543 in 2003	160,436	131,021
Note receivable – officers and former officer.	2,569	1,615
Inventories	131,503	106,326
Prepaid expenses and other	12,309	13,593
Refundable income taxes	2,032	4,823
Future income tax benefits	33	11,616

Total current assets	319,345	281,729
Investment in Joint Venture	—	5,389
Property, Plant and Equipment – at cost, less
accumulated depreciation of $73,171 in 2004 and $103,894 in 2003	38,327	70,389
Future Income Tax Benefits, Non-Current	11,212	49,695
Goodwill	—	62,812
Other Intangibles, net	4,493	6,146
Other Assets	2,560	2,676

Total Assets	$375,937	$478,836

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$41,827	$39,273
Accrued expenses	62,046	61,362
Short-term debt	89,455	62,703
Current portion of long-term debt	3,000	151
Current taxes payable	5,947	2,172
Deferred rent	680	301

Total current liabilities	202,955	165,962
Other Long-Term Liabilities	1,004	1,327
Long-Term Debt	61,008	73,934

Shareholders’ Equity:
Common stock – authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,137 in 2004 and 23,687 in 2003	2,414	2,369
Paid-in capital	159,131	156,604
(Accumulated deficit) retained earnings	(46,480)	86,474
Note receivable – former officer	(502)	(1,496)
Accumulated other comprehensive loss	(3,593)	(6,338)

Total shareholders’ equity	110,970	237,613

Total liabilities and shareholders’ equity	$375,937	$478,836

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,
	2004		2003
	(In thousands, except per-share data)
Net sales	$247,497	100.0%	$209,041	100.0%

Cost of sales:
Cost of goods sold	170,175	68.8	146,488	70.1
Restructuring charges	8,336	3.4	6,993	3.3
Product recall	—	—	(4,125)	(2.0)

Gross profit	68,986	27.9	59,685	28.6

Selling, general and administrative expenses:
Operating expenses	61,402	24.8	54,361	26.0
Gain on the sale of division and property	(4,705)	(1.9)
Restructuring and other charges	—	—	4,681	2.2
Impairment of intangible asset	—	—	7,152	3.4

Operating profit (loss)	12,289	5.0	(6,509)	(3.1)

Other (income) expense:
Interest expense	3,078	1.2	2,533	1.2
Interest and other (income) expense	(178)	(0.1)	76	0.0
Loss on early extinguishment of debt	—	—	2,034	1.0

	2,900	1.2	4,643	2.2

Earnings (loss) before equity in net earnings of joint venture and income taxes	9,389	3.8	(11,152)	(5.3)
Equity in net earnings of joint venture	—	—	371	0.2

Earnings (loss) before income taxes.	9,389	3.8	(10,781)	(5.2)

Income tax provision (benefit)	4,103	1.7	(4,313)	(2.1)

Net earnings (loss)	$5,286	2.1%	$(6,468)	(3.1)%

Per-share data:
Earnings (loss) per common share – basic	$0.22		$(0.27)

Earnings (loss) per common share – diluted	$0.22		$(0.27)

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2004		2003
	(In thousands, except per-share data)
Net sales	$726,733	100.0%	$640,639	100.0%

Cost of sales:
Cost of goods sold	506,652	69.7	452,450	70.6
Restructuring charges	9,236	1.3	6,993	1.1
Product recall	—	—	(4,125)	(0.6)

Gross profit	210,845	29.0	185,321	28.9

Selling, general and administrative expenses:
Operating expenses	208,131	28.6	186,601	29.1
Termination benefits	9,153	1.3	—	—
Gain on the sale of subsidiary, division and property — net	(3,921)	(0.5)	—	—
Restructuring and other (credits) charges	(563)	(0.1)	4,681	0.7
Impairment of goodwill	62,812	8.6	—	—
Impairment of intangible asset	—	—	7,152	1.1

Operating loss	(64,767)	(8.9)	(13,113)	(2.0)

Other (income) expense:
Interest expense	9,796	1.3	13,964	2.2
Interest and other income	(1,247)	(0.2)	(817)	(0.1)
Loss on early extinguishment of debt	187	0.0	3,940	0.6

	8,736	1.2	17,087	2.7

Loss before equity in net earnings of joint venture and income taxes	(73,503)	(10.1)	(30,200)	(4.7)
Equity in net earnings of joint venture	—	—	55,570	8.7

(Loss) earnings before income taxes.	(73,503)	(10.1)	25,370	4.0

Income tax provision	59,451	8.2	10,147	1.6

Net (loss) earnings	$(132,954)	(18.3)	$15,223	2.4%

Per-share data:
(Loss) earnings per common share – basic	$(5.55)		$0.65

(Loss) earnings per common share – diluted	$(5.55)		$0.63